Exhibit 2.48

DATE 21 December 2015

NEWLEAD HOLDINGS LTD.

of the Islands of Bermuda

-and-

F&S CAPITAL PARTNERS LTD.

of the Republic of the Marshall Islands

AMENDMENT NO. 1

to

the Exchange Agreement dated 24th November 2015.

THIS AMENDMENT NO. 1 (the “Amendment No. 1”) is entered into this December 21, 2015 BY AND BETWEEN:

1.

NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, HM 12, Hamilton, Bermuda (hereinafter called the “Company”);

-and-

2.

F&S CAPITAL PARTNERS LTD., a company established under the laws of the Republic of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (hereinafter the “Holder”),

(jointly the “Parties” and singly the “Party”).

Any and all capitalized term(s) used in this Amendment No.1 shall have the same meaning(s) as set forth in the Exchange Agreement (as defined herein below).

WHEREAS, pursuant to an exchange agreement dated November 24, 2015 (the “Exchange Agreement”) by and between the Company and the Holder, the Company exchanged the outstanding amounts due to the Holder (the “Debt”) deriving from certain agreements between the Parties, namely the SA, Note_1, Note_2, Note_3, Note_4, and Note_5 (as same have been defined within the Exchange Agreement) with Series A-1 Preference Shares of the Company worth of USD 9,535,000.00 (United States Dollars nine million five hundred thirty five thousand) (the “Settlement Amount”).

WHEREAS, the Exchange Agreement provides for the outstanding amount of Note_4 to be USD 288,850.00 (United States Dollars two hundred eighty eight thousand eight hundred fifty). However, the outstanding amount of Note_4 as of the date of the Exchange Agreement is USD 307,622.00 (United States Dollars three hundred seven six hundred twenty two).

WHEREAS, following the date of execution of the Exchange Agreement and until the date hereof, further remittances have been made towards the Company by the Holder in the total amount of USD 37,000.00 (United States Dollars thirty seven thousand).

WHEREAS, following the aforedescribed remittances, the outstanding amount of Note_4 has now changed to USD 344,622.00 (United States Dollars three hundred forty four thousand six hundred twenty two).

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree to amend the Exchange Agreement as follows:

1.	That the outstanding amount of Note_4 as of November 24, 2015 shall read USD 307,622.00 (United States Dollars three hundred seven six hundred twenty two).
2.

That, effective as of the date hereof, the outstanding amount of Note_4 be, and hereby is, further amended to USD 344,622.00 (United States Dollars three hundred forty four thousand six hundred twenty two), and any reference made to the Note_4 within the Exchange Agreement shall refer to the amount as this has been amended by this Amendment No.1.

3.	That the amount of the Debt, shall be amended to USD 7,384,067.00 (United States Dollars seven million three hundred eighty four thousand sixty seven) in accordance with (1) and (2) above.
4.	That the Settlement Amount under the Exchange Agreement shall remain unaltered, namely USD 9,535,000.00 (United States Dollars nine million five hundred thirty five thousand).
5.	The Holder hereby declares that he has no further claims and/or demands against the Company arising under the Note_4 and/or the Exchange Agreement.
6.

The Settlement Agreement as amended by this Amendment No. 1 represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

7.	This Amendment No. 1 shall in all respects be governed by, and construed in accordance with the internal laws of the State of New York.
8.

Except as set forth in this Amendment No. 1, the Exchange Agreement shall remain unaffected and shall continue in full force and effect in accordance with the terms and conditions contained therein. If there is conflict between this Amendment No. 1 and the Exchange Agreement, the terms of this Amendment No. 1 shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the presents have been duly executed the date and year first before written.

SIGNED by:	)
MICHAIL S. ZOLOTAS	)
for and on behalf of:	)
NEWLEAD HOLDINGS LTD.	)
in the presence of:	)

ACKNOWLEDGED by:	)
MICHAIL ANDREI FOLE	)
for and on behalf of:	)
F&S CAPITAL PARTNERS LTD.	)
in the presence of:	)